CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") October 5, 2004, is by and between John Duggan, an individual residing at Lahill, Ashley Rise Walton UK (the "Consultant"), and Azur International, Inc., a Nevada corporation with its executive offices located 801 Brickell Avenue, Suite 900 Miami, Florida 33131 (the "Company" or "Azur").

Recitals

A. The Company desires to retain the Consultant for the term set forth in this Agreement to assure itself of the services of the Consultant, and the Consultant is willing to be retained by the Company for the term on the terms and conditions set forth below.

B. The Consultant desires to provide the services under this Agreement and represents that he is qualified to perform such services.

Agreement

1. Retention of the Consultant. Subject to the terms and conditions set forth in this Agreement, the Company hereby retains the Consultant to perform the services set forth in this Agreement, and the Consultant accepts this retention on the terms and conditions set forth in this Agreement.

2. Term. The term of this Agreement shall commence on October 1, 2004 and will continue without interruption for a period of Three (3) years (the "Initial Term"). After the Initial Term, the Agreement shall renew automatically for additional one (1) year periods (the "Additional Term") on the terms set forth herein unless the Agreement is terminated by either party in writing within thirty days prior to the expiration of the Initial Term or the applicable Additional Term as the case may be.

3. Scope of Work. The services to be performed by the Consultant under this Agreement (the "Work") shall be but not limited to:

3.1 become a Director on the Board of Azur International, Inc.,

3.2 to act as the Chairman of the Board and Chief Executive Officer of a Azur Development (UK) Plc., a subsidiary of the Company to be incorporated in the United Kingdom. To use Consultant's professional network, relationships and best efforts to negotiate in the Company's best interest to contract for, finance and acquire for Azur Development (UK) Plc., UK based home builders and other UK businesses, properties and assets that may be deemed strategic to the Company.

3.3 to negotiate in the Company's best interest to acquire not less than Fifty percent (50%) interest in Airtek Safety Limited, a U.K corporation ("Airtek"), to act as the Chairman and Chief Executive Officer of Airtek

3.4 to assist the Company in obtaining a listing of its shares on the London AIM Stock Exchange

During the term of this Agreement, the Consultant agrees to devote that amount of time necessary to support and perform the duties under this Agreement

4. Compensation and Payment. (a) Base Fee. The Consultant shall be paid a base fee of 3,000,000 shares of the Company's common stock for his services hereunder.

[(b) Bonus. The Company may pay the Consultant bonuses from time to time, in the sole discretion of the Board of Directors of the Company.]

(c) Expense Reimbursement. The Consultant shall be entitled to reimbursement for all reasonable travel related expenses upon advance written approval of Azur.

5. Taxes. The Consultant, and not the Company, shall be solely responsible for all taxes incurred by the Consultant in connection with his performance of the Work, including, but not limited to, all withholding, social security and other taxes with respect to the Consultant's compensation.

6. Confidential Information. (a) All information which the Consultant may now possess, may obtain during or after the term of this Agreement, or may create prior to the end of the term of this Agreement relating to the business of the Company or its subsidiaries, including Airtek and its immediate parent company, or of any of their respective customers or vendors (collectively, the Confidential Information) shall not be published, disclosed, or made accessible by him to any other person, firm or corporation either during or after the term of this Agreement or used by him, except during the term of this Agreement in the business and for the benefit of the Company without the prior written consent of the Company. The Consultant shall return all tangible evidence of such Confidential Information to the Company prior to or at the end of the term of this Agreement. This Agreement is also confidential. The Consultant agrees that he will not disclose, publicize, or discuss any of the terms or conditions of this Agreement with anyone, except his attorney, and/or accountant. In the event the Consultant discloses this Agreement or any of its terms or conditions to his attorney, and/or accountant, it shall be his duty to advise said individual(s) of the confidential nature of this Agreement; and direct them not to disclose, publicize, or discuss any of the terms or conditions of this Agreement with anyone else.

(b) Section 7(a) does not apply to information that is presently a matter of public knowledge, which is or becomes available on a non-confidential basis from a source which is not known to be prohibited from disclosing such information, or which was legally in the Consultant's possession without obligation of confidentiality prior to disclosure by the Company.

(c) In the event that the Consultant is requested or required by legal or regulatory authority to disclose any Confidential Information, the Consultant shall promptly notify the Company of such request or requirement prior to disclosure so that the Company, its subsidiaries or affiliates may seek an appropriate protective order and/or waive compliance with the terms of this Agreement.

(d) The Company and the Consultant acknowledge that the Company, its subsidiaries or affiliates would not have an adequate remedy at law for money damages if the covenants contained in this provision were breached. Accordingly, the Company, its subsidiaries or affiliates shall be entitled to an injunction restraining the Consultant from violating this Section 7.

7. Rights of the Company.

(a) Any interest in copyrights, copyrightable works, developments, discoveries, designs and processes, patents, patent applications, inventions and technological innovations (collectively, "Inventions") which the Consultant (i) owns, conceives of or develops, alone or with others, (A) relating to the business of the Company or its subsidiaries or any business in which the Company (or its subsidiaries) contemplates being engaged or (B) which anticipate research or development of the Company or its subsidiaries, or (ii) conceives of or develops utilizing the time, material, facilities or information of the Company or its subsidiaries, in either case during the term of this Agreement, shall belong to the Company.

(b) As soon as the Consultant owns, conceives of or develops any Invention, the Consultant shall immediately communicate such fact in writing to the Board of Directors of the Company. Upon the request of the Company, the Consultant shall, without further compensation, but at the Company's expense (subject to clause (i) below) execute all such assignments and other documents (including applications for trademarks, copyrights and patents and assignments thereof) and take all such other

action as the Company may reasonably request, including obtaining spousal consents or waivers, (i) to vest in the Company all right, title and interest of the Consultant in and to such Inventions, free and clear of all liens, mortgages, security interests, pledges, charges and encumbrances (the Consultant to take such action, at his expense, as is necessary to remove all such liens) and (ii) if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefore in any and all jurisdictions in and outside the United States in the name of the Company or in such other name(s) as the Company shall determine.

8. Standard of Performance. The Consultant shall perform the Work in accordance with standards of care, skill and diligence consistent with (a) recognized and sound consulting practices, procedures and techniques; (b) all applicable laws and regulations; (c) the degree of knowledge, skill and judgement normally exercised by professional firms and individuals with respect to services of a similar nature.

9. Modifications. No amendment or modification to this Agreement shall be effective unless made in writing.

10. Assignment. This Agreement and all of the Consultant's rights, duties and obligations under this Agreement are personal in nature and shall not be subcontracted, assigned, delegated or otherwise disposed of by the Consultant without the prior written consent of the Company.

11. Liability Limitation. In no event shall either party be liable to the other party whether in contract, tort or otherwise, for payment of any special, indirect, incidental, consequential or similar damages.

12. Indemnification. (a) The Consultant shall protect, defend, indemnify and hold the Company, its affiliates, officers, Consultants, partners, shareholders, successors and assigns (the "Indemnified Party") free and unharmed from and against any and all claims, liabilities, loss, costs, or damages, including court costs and attorneys' fees, whether raised by the Indemnified Party or a third party, which shall arise in connection with (i) anything done or omitted to be done by the Consultant with respect to the Work if caused by the negligence or willful misconduct of the Consultant or (ii) any breach by the Consultant of a covenant, warranty or representation contained herein.

(b) The Company shall protect, defend, indemnify and hold the Consultant free and unharmed from and against any and all claims, liabilities, loss, costs, or damages, including court costs and attorneys' fees, whether raised by the Consultant or a third party, which shall arise in connection with any breach by the Company of a covenant, warranty or representation contained herein.

13. Notice. All notices required under this Agreement shall be deemed given when sent by overnight courier or registered or certified mail, or when sent by telecopy, telegraph or other graphic, electronic means and confirmed by overnight courier or registered or certified mail addressed to the address set forth in the preamble to this Agreement. Either party shall have the right to change the address or name of the person to whom such notices are to be delivered by notice to the other party.

14. Law and Venue. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Florida without regard to conflicts of law provisions. Any litigation between the parties shall be conducted in the state of federal courts of the State of Florida.

15. Waiver of Trial by Jury. The Company and the Consultant hereby knowingly, voluntarily and intentionally waive the right to a trial by jury with respect to any litigation based hereon, or arising out of, under or in connection with this agreement. This provision is a material inducement for the parties entering into this agreement.

16. Headings. The headings in this Agreement are provided for convenience of reference only and shall not affect the construction of the text of this Agreement.

17. Non-Waiver. No waiver of any provision of this Agreement shall be deemed to be nor shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

18. Cumulative Remedies. All rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of any one right or remedy shall not bar the exercise of any other right or remedy.

19. Severability. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable, such circumstances shall not affect the validity of any other provision of this Agreement.

20. Survival. The obligations of the parties hereunder which by their nature survive the termination of this Agreement and/or the completion of the Work hereunder, shall survive and inure to the benefit of the parties. Those provisions of this Agreement which provide for the limitation of or protection against liability shall apply to the full extent permitted by law and shall survive termination of this Agreement and/or completion of the Work.

21. Complete Agreement. This Agreement constitutes the entire and final agreement and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the parties, whether oral, written or implied. The inclusion of this provision has been a material inducement for each of the parties to enter into this Agreement.

22. Publicity. The Consultant shall not make any public disclosures regarding the Company, its subsidiaries or affiliates or the project for which he is performing the Work without the prior approval of the Company.

The parties have executed this Agreement effective as of the day and year first above written.

Azur International, Inc.	Consultant
By: Donald Goree, CEO	John Duggan
Signature: [signature]	[signature]
Date: 10.15.04	5.10.04